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                     December 12, 2023

       Jian Tang
       Chief Executive Officer
       iClick Interactive Asia Group Ltd
       Prosperity Millennia Plaza, 663 King   s Road, Quarry Bay
       Hong Kong S.A.R.
       People   s Republic of China

                                                        Re: iClick Interactive
Asia Group Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38313

       Dear Jian Tang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Shuang Zhao